Exhibit 10.19

COST-PLUS CONSTRUCTION CONTRACT

This Cost-Plus Construction Contract (the “Contract”) is effective the 30th day of November 2022:

BETWEEN:	R&B CONSTRUCTION COMPANY LIMITED (“CONTRACTOR”), with address at: No.15 “A” Street, King’s Park, Belize City, Belize

AND:	AWAYSIS BELIZE LTD. (“AWAYSIS”), with c/o office located at: #1 Mapp St, Belize City, Belize

WHEREAS AWAYSIS is desirous of engaging CONTRACTOR and CONTRACTOR agrees to act as the CONTRACTOR to develop, organize, supervise, monitor and manage the construction and renovation where applicable and other scope of work as detailed in Schedule A (hereinafter referenced as “SOW”) being completed at LOTS 36-61-179, 36-61-180, 36-61-181, 36-61-182, 36-61-183, 36-61-184, 36-61-185, 36-91-186, 36-61-187, 36-61-188, and building new structure and pool (hereinafter referenced as the “ Project”).

CONTRACTOR will also have first option to build out other Projects as AWAYSIS continues its acquisition and growth.

WHEREAS, in connection with such Agreement, both parties may be given access to, generate, or otherwise come into contact with certain proprietary and/or private and/or confidential information of the other party or businesses related to the parties or of clients of the parties; and

WHEREAS CONTRACTOR and AWAYSIS desire to prevent the dissemination or misuse of such information.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. PROVIDED SERVICES

Except with respect to any issues with payment to services provider, as described and noted in the compensation section of this agreement, CONTRACTOR shall on best efforts basis meet and exceed the obligations as herein described.

CONTRACTOR shall develop and cause the full and final completion of the SOW in a good and workmanlike manner, lien free and material defect free on or before the described timelines provided in Schedule A to a qualitative standard (including, without limitation, as to construction standards and materials) at least equivalent to the standard achieved at comparable residential resort projects of similar size with similarly situated amenities located, as evidenced by issuance of a final certificate of occupancy for all applicable components of the Project, provided all capital required is received in a timely manner as required hereunder.

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CONTRACTOR shall deliver to AWAYSIS copies of all draw requests and related materials required by AWAYSIS for the disbursement of any portion of any funds. AWAYSIS and CONTRACTOR must both agree to any objection to any such draw request and related materials whether it deviates from the project budget outlined in Schedule A or not.

CONTRACTOR will obtain all necessary but not limited to architectural contracts and drawings, insurance, surveys, permits including the location of all utilities, location of all easements, physical characteristics of the property required to conduct the SOW in its entirety and any other services reasonably requested by AWAYSIS and agreed to by CONTRACTOR, (“Services”).

CONTRACTOR shall establish and maintain a review process, and keep AWAYSIS reasonably informed thereof, with respect to approval of shop drawings and revisions to working drawings and specifications required by reason of: (1) design omission or error; (2) field conditions; (3) governmental review; or (4) changes requested by AWAYSIS.

CONTRACTOR shall distribute (or cause to be distributed by the appropriate party) weekly to AWAYSIS, minutes of weekly project meetings, if any and monthly to AWAYSIS, as such documents are available:

i	copies of all current construction schedules,

ii	a variance report,

iii	construction status reports,

iv	current Project Budget with pending change orders and notations for any cost savings,

v	all field reports of the Architect and Engineer,

vi	all summaries of material test reports,

vii	all other threshold inspection reports and an open items report,

viii	a narrative description of development and construction issues and a variance explanation,

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CONTRACTOR will endeavor to protect the Project, itself, and AWAYSIS from any physical harm thereto by obtaining standard commercial general liability insurance coverage pertaining to the Project.

CONTRACTOR will endeavor to protect the SOW from being halted from any potential cause by seeking out alternative plans of action offsetting any such halting of SOW, unless caused by non-payment to service provider and vendors through the explicit cause of AWAYSIS.

CONTRACTOR will endeavor to protect the Project, itself, and AWAYSIS from any employee or agent(s) thereof from claims due to bodily injury, and including death, to any worker on site or while in the paid employment as related to the Project or SOW by obtaining standard worker’s compensation insurance.

CONTRACTOR will endeavor to protect the Project, itself, and AWAYSIS from damages to the Project property that may arise out of and during hours of the SOW or outside the hours of operation as part of this agreement, unless caused by Acts of God.

CONTRACTOR will warrant its workmanship of the service providers on the SOW and to the Project property it has been engaged to complete, for a period of one (1) year following the completion of this agreement and or after the certificate of occupancy has been issued by the local building code enforcement authority, specifically the warrantee will include the habitability, occupancy, enjoyability, and intended use of the Project, notwithstanding damage or deterioration occurring from act of God or normal wear and tear.

CONTRACTOR shall, to the fullest extent permitted by law, indemnify and hold harmless AWAYSIS from and against all claims, damages, losses, expenses (including, but not limited to, reasonable attorney’s fees and expenses), liabilities, interest, obligations, court orders and judgments arising out of and/or resulting from the Project work attributable to personal injury or property damage (other than the Project work itself), but only to the extent caused by the negligent acts of the Contractor, anyone employed by it or its agents and anyone for whom the Contractor is responsible, regardless of whether such claim or damage is caused in part by any act, breaches, failure to act, omission, negligence, or fault of any of Awaysis or Awaysis’s agents or representatives. The foregoing indemnification shall be limited to the amount and type of damages, compensation or benefits payable by or for the Contractor’s benefit under Contractor’s insurance obligations hereunder.

Waiver of Consequential Damages. CONTRACTOR and AWAYSIS waive claims against each other for consequential damages arising out of or relating to this Agreement.

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2. CONTRACTOR’S PROJECT SCOPE OF WORK SERVICES FEE

Based upon the submittal of an “Application for Payment”, which shall be submitted no more frequently than every two

(2) weeks, AWAYSIS shall pay to CONTRACTOR the amounts identified in the Application for Payment within three

(3) days after receipt of the Application for Payment. An Application for Payment shall be based on the estimated Project Cost (defined below) together with the fee for the period identified therein and shall be supported by a written progress report which summarizes the portion of the SOW performed during the period in question. Of the aggregated Contract Price herein described in Schedule A, 90% will be payable at the rate exhausting the entire 90%, on completion of the SOW’s Time Table notwithstanding delays caused by service providers or delays in supplies, or delays of payments to service providers and suppliers.

The remaining 10% shall be held as part of the contingency fund in favor of AWAYSIS, who at its sole discretion will make the final distribution on determining the SOW being, in its entirety, complete and in alignment with the Time Table being met, notwithstanding delays caused by service providers or delays in supplies, or delays of payments to service providers and suppliers

Any advances above $25,000 to be incurred by CONTRACTOR shall be mutually agreed to by both AWAYSIS and CONTRACTOR prior to such expense being incurred, with such expense being prepaid by AWAYSIS prior to commencement of related activities.

3. RELATIONSHIP OF PARTIES

It is understood by the parties that CONTRACTOR is an independent contractor and otherwise not an employee of AWAYSIS. AWAYSIS is the presiding General Contractor and CONTRACTOR shall perform the Duties to carry out the SOW in accordance with this agreement’s terms and conditions and in accordance with the General Contractor’s instructions or directives. Any instructions or directives provided to CONTRACTOR shall be in writing and CONTRACTOR may modify instructions or directives with reasonableness.

4. CONFIDENTIALITY

CONTRACTOR recognizes and acknowledges that circumstances surrounding AWAYSIS and the methods, systems, processes, and know-how which AWAYSIS owns, plans, develops and/or uses, whether for its own use, the use of related businesses to AWAYSIS and/or for use by AWAYSIS’s clients, are confidential and are the property of AWAYSIS. CONTRACTOR further recognizes and acknowledges that in order to enable AWAYSIS to perform services for and on behalf of its related businesses and/or its clients, confidential information may be furnished including, but not limited to, circumstances, business affairs, property, tax and accounting information, methods of operation or other data; and that the goodwill afforded to AWAYSIS depends upon, among other things, AWAYSIS and CONTRACTOR keeping such services and information confidential (collectively, including AWAYSIS, its clients’ and/or its related businesses systems, processes and know-how, the “Confidential Information”). For clarity, related businesses of and to AWAYSIS means any business that AWAYSIS is involved with in any way, in concert AWAYSIS agrees to keep confidential all of CONTRACTOR information confidential as it becomes known to AWAYSIS.

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5. NON-DISCLOSURE

CONTRACTOR agrees that, except as directed by AWAYSIS or in furtherance of completing the SOW (e.g., disclosing to subcontractors, material suppliers or authorities having jurisdiction over the project), CONTRACTOR will not at any time, whether during or after services have been completed with AWAYSIS, disclose to any person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by CONTRACTOR or otherwise coming into the CONTRACTOR’s possession or control without the prior written permission of AWAYSIS, in concert AWAYSIS agrees to same for the benefit of CONTRACTOR.

6. TERMINATION

This Agreement shall commence on the effective date hereof and shall remain in effect for the duration of the project and shall be extended by mutual agreement to other projects as identified by Awaysis. In the event Contractor repeatedly fails to perform any of its obligations hereunder, repeatedly fails to pay its subcontractors or material suppliers, or persistently performs non-conforming work in violation of the governing laws, or regulations or applicable safety standards, then AWAYSIS may immediately order the stoppage of work on the Project. If Contractor is not then able to provide adequate assurances within fourteen (14) days to Awaysis of its ability to timely correct all such deficiencies, then Awaysis may terminate this Agreement. Upon termination, Awaysis shall pay the Project Cost, including fee, incurred by Contractor through the date of the termination and no other amounts.

If Awaysis fails to make payment as provided herein or otherwise materially breaches this Agreement, Contractor may, upon seven (7) days written notice with an opportunity for Awaysis to cure during that seven (7) day period, terminate the Agreement and recover payment from Owner for the SOW executed, costs incurred by such termination, and reasonable profit on the SOW not executed.

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7. OTHER PROVISIONS

Other provisions that apply to this Agreement are as follows: In the event dispute herein described, between the parties, cannot amicably be resolved, AWAYSIS and CONTRACTOR hereby agree to mutually appoint, on record as arbitrator, a qualified party to arbitrate dispute matters between the parties through the American Arbitration Association or another similar, mutually agreeable arbitration organization. It is further agreed that the appointed arbitrator’s final decision on any matters unresolved by the parties and each party agrees the arbitrated decision shall be binding to both parties, and each party hereto forgoes legal presentment, in favor of binding arbitration as described. The Parties also agree that venue shall be proper in Broward or Miami-Dade counties in Florida.

8. ENTIRE AGREEMENT AND GOVERNING LAW

Except with respect to any applicable mechanic’s lien statutes, which shall be governed by the law of the project’s location, the Agreement is the entire agreement as between the parties and shall be construed in accordance with the laws of Florida.

9. NOTICE

Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered or electronic mail to CONTRACTOR at his/her/its residence address or email address as the same appears on the books and records of AWAYSIS or to AWAYSIS at its principal office or email address or otherwise as directed by AWAYSIS, from time to time.

10. SURVIVAL AND SEVERALBILITY

The provisions of this Agreement relating to confidentiality and non-disclosure shall survive the termination of this Agreement, however caused.

Any part, provision, representation, or warranty of this Agreement, which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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AGREED TO, SIGNED AND EXECUTED, the undersigned has put into effect this Agreement as of the effective date first written above.

AWAYSIS BELIZE LTD.	CONTRACTOR

Per:	Per:

Andrew Trumbach	Print Name

President	Title

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SCHEDULE A – Scope of Work

Project : THE COVE

1. Completion of Building 1 – 5 Story Luxury Beachfront Condominium Units

2. Completion of Pool

3. Construction of Building 2 – 5 Story Luxury Beachfront Condominium Units

4. Construction of Building 2 – 8 Story Luxury Beachfront Condominium Units

5. Construction of Building 2 – 8 Story Luxury Beachfront Condominium Units

6. Construction of Pool #2

7. Construction of 250’ Seafront Pier

8. Restaurant/Spa and Office Building

Project Fees:

The Contractor shall receive as compensation a fee equal to Twenty Percent (20%) of the Project Cost, as defined below.

a.	The term “Project Cost: as used herein, shall apply after Acquisition pursuant to to the Purchase and Sale Agreement and shall include, without limitation, all Services, general conditions, general requirements, materials costs (including without limitation furniture, fixtures and equipment), subcontract costs, architectural, design and/or engineering costs, labor costs, wages and salaries of supervisory and administrative personnel assigned to the Project, equipment, licenses, temporary protection and facilities, taxes, insurance, fees, laboratory or other testing, legal or related costs other than those arising from disputes between Awaysis and Contractor, costs incurred during emergencies to protect persons or property, deposits necessary to secure labor or materials, supervision costs, costs to repair or correct the Work, permit costs, and any other costs (whether incurred by Contractor, its subcontractors, its sub-subcontractors, material suppliers or otherwise) necessary to complete the SOW..

b.	Prior to the beginning of construction, the Contractor shall provide AWAYSIS with an estimate of the projected Project Cost (hereinafter the “Estimated Project Cost”). AWAYSIS hereby understands and acknowledges that the Estimated Project Cost is merely a good faith estimate for use in budgeting and for determining the amount of the Construction Deposit and the Contractor shall in no way be bound thereto.

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c.	AWAYSIS agrees to provide contractor with copies of any invoices for material or labor which contributed toward the completion of the Project and paid for by the AWAYSIS.

d.	Five percent (5.0%) of the Estimated Project Cost, shall contemporaneously herewith be deposited with Contractor to be applied towards the construction of the Project, as that term is defined herein below (hereinafter “Construction Deposit”). The Construction Deposit will be used during the project and may be applied towards any costs of labor or materials used during the construction of the Project, at the sole discretion of the Contractor. The Construction Deposit shall be applied as a credit to Awaysis in equal installments in the final Applications for Payment or shall be returned to Awaysis to the extent any funds are due to Awaysis following the Audit Process (defined below). In the event of non-payment by Awaysis or termination of the Agreement, Contractor shall be entitled to deduct any amounts due from the Deposit(s) and seek replenishment of the Deposit(s) from Awaysis before proceeding with additional SOW..

e.	Once Substantial Completion has been achieved, “Final Payment” shall only be due upon (i) final completion of all SOW in accordance with the plans and specifications (including all punch-list items), (ii) delivery of a final Certificate of Occupancy permit with all required sign offs from all applicable officials/agencies governing the Project, and (iii) delivery of all applicable manufacturers’ warranties and operating manuals.

f.	AWAYSIS shall pay each invoice, remitting the entire Invoice Amount to the Contractor, within 3 calendar days of the receipt of each such invoice (“Payment Date”).

g.	No later than with Contractor’s request for Final Payment, Contractor shall provide evidence sufficient to demonstrate that cash disbursements made by Contractor, or to be made, on account of the Project Cost equal or exceed payments already received by Contractor. Within thirty (30) days of Contractor providing such evidence (“Final Accounting”), Awaysis will review and report in writing on Contractor’s Final Accounting. Based upon the Final Accounting, Owner will either (a) approve the Final Payment, which shall be deducted from the Deposit(s) or paid separately to Contractor within three (3) days, or (b) notify Contractor in writing that the payments already received by Contractor exceed the Project Cost plus fee, which, if correct, overpayments shall be returned by Contractor to Owner within thirty (30) days upon such notification (collectively, “Audit Process”).

Substantial Completion:

h.	Upon Substantial Completion (defined below), AWAYSIS shall prepare a “punch list” within ten (10) business days. Upon receipt of the “punch list” from AWAYSIS, the Contractor shall make every reasonable effort to substantially complete the items contained on the punch list to the extent that said items fall within the Plans and Specifications, or any amendments thereto, within thirty (30) days of the receipt thereof.

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i.	There shall only be one (1) punch list. AWAYSIS acknowledges that it is AWAYSIS’s responsibility to diligently, carefully and completely prepare the “punch list” for delivery to the Contractor. AWAYSIS further acknowledges that the Contractor has no obligation, whatsoever, to accept multiple amendments or counterparts to said “punch list” once it has been submitted to the Contractor.

Insurance:

j.	Insurance on the Property and the existing structure is to be maintained by the AWAYSIS, the cost of such will not be a part of and is excluded from the Project Cost.

k.	Builder’s Risk or similar insurance policy may be taken out by the Contractor and paid for by the AWAYSIS, as part of the Project Cost.

l.	Risk of loss or damage to the Property by fire or other hazard is assumed by AWAYSIS.

m.	AWAYSIS waives any rights or claims for damage to persons or property that it or any of its successors in interest or insurers may have against Contractor for any claim or action arising out of Contractor’s operations related to the Project or this Contract, but only to the extent that such rights or claims for damages are covered by a policy of liability, casualty, property or other insurance, regardless of who procures such insurance.

Construction:

n.	Contractor agrees to begin construction within thirty (30) days of receipt of the necessary permits or approvals of governmental authorities to proceed with the Project and to continue such construction to substantial completion with due diligence, with said construction to be completed within _______ calendar weeks after commencement of construction, delays due to acts of God, government, war, pandemic, epidemic, supply of materials, subcontracted labor, wind, water, rain, or force majeure excepted. The term “Substantial Completion” shall mean when the Project is sufficiently complete in accordance with the plans and specifications so that Awaysis can occupy the project for its intended use.

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Contract Documents.

o.	The Contract Documents consist of this Agreement, and any written amendments thereto, the plans and project specifications, all modifications, and change orders, all of which must be in writing and signed by both Contractor and AWAYSIS to be deemed valid and enforceable.

p.	No other agreements. This Agreement contains the complete agreement of the parties hereto and cannot be modified or amended except in writing and signed by both the Contractor and the AWAYSIS.

q.	Nonwaiver. No waiver by a party of any provision of this Agreement shall be deemed to have been made unless in writing and signed by such party.

r.	Time is of the Essence. Time is of the essence with respect to all time requirements set out in this Agreement.

s.	Enter at Own Risk. AWAYSIS acknowledges that any on-site inspections or entry upon the construction site by the AWAYSIS, his guests, invitees, licensees, family or pets is done expressly at the AWAYSIS’s risk.

t.	Laborers. 15.1 All workmen, subcontractors, laborers or any person working on the Project shall only have contractual privity with the Contractor and not AWAYSIS, and AWAYSIS understands and agrees that AWAYSIS shall have no right of control over any such workmen, subcontractors or laborers. Contractor has complete discretion over all material purchased for the Project, so long as same is consistent with the plans and specifications. All purchases made by AWAYSIS must be coordinated through the Contractor.

u.	All changes in the plans and specifications shall be made only by a written change order agreement, signed by both AWAYSIS and the Contractor at the time of the execution of such change. Subcontractors, laborers, or salespersons representing the Contractor do not have authority to authorize changes to this construction job.

v.	Change Order Summary with the Revised Contract Amount, Revised Project Fee and Updated Completion Date will be supplied with each new Change Order.

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w.	Change Orders unexecuted as of the Project Completion Date shall be deemed null and void.

x.	No oral change orders shall be binding on the Parties hereto.

AGREED TO, SIGNED AND EXECUTED, the undersigned has put into effect this Agreement as of the effective date first written above.

AWAYSIS BELIZE LTD.	CONTRACTOR

Per:	Per:

Andrew Trumbach	Print Name

President	Title

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